Filed Pursuant to Rule 424(b)(2)
Registration No. 333-106040

PROSPECTUS

$25,139,770,000

AIG Capital Trust I

AIG Capital Trust II

Capital Securities

guaranteed on a subordinated basis, as described in this prospectus, by

American International Group, Inc.

             The AIG Capital Trusts may offer from time to time capital securities guaranteed on a subordinated basis by American International Group, Inc. These capital securities will have an initial public offering price or purchase price of up to $25,139,770,000, although we may increase this amount in the future.

      This prospectus describes some of the general terms that may apply to these securities and the general manner in which they will be offered. The specific terms of any securities to be offered will be included in a supplement to this prospectus. Your prospectus supplement will also describe the specific manner in which we will offer the securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

AIG FINANCIAL SECURITIES CORP.

The date of this prospectus is July 24, 2006.

      Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to the “Company”, “AIG”, “we”, “our”, “us” and similar references mean American International Group, Inc. and its subsidiaries.

      You should rely only on the information contained in this prospectus or any prospectus supplement or information contained in documents which you are referred to by this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are offering to sell the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of the documents or any sale of the securities.

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ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $25,139,770,000. This prospectus provides you with a general description of the securities we may offer.

      Each time we sell capital securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement together with additional information described in the section entitled “Where You Can Find More Information.”

      To see more detail, you should read our registration statement and the exhibits filed with our registration statement.

AMERICAN INTERNATIONAL GROUP, INC.

      AIG, a Delaware corporation, is a holding company which, through its subsidiaries, is engaged in a broad range of insurance and insurance-related activities in the United States and abroad. AIG’s principal executive offices are located at 70 Pine Street, New York, New York 10270, and its main telephone number is (212) 770-7000. The Internet address for AIG’s corporate website is www.aigcorporate.com. Except for the documents referred to under “Where You Can Find More Information” which are specifically incorporated by reference into this prospectus, information contained on AIG’s website or that can be accessed through its website does not constitute a part of this prospectus. AIG has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.

THE AIG CAPITAL TRUSTS

      AIG, as sponsor, created the AIG Capital Trusts, each of which is a Delaware statutory trust. Each AIG Capital Trust will have a term of approximately 55 years from the date it issues the trust securities, but may terminate earlier as provided in the applicable trust agreement. Each AIG Capital Trust exists solely to:

•	issue and sell its securities;

•	use the proceeds from the sale of its securities to purchase AIG’s junior subordinated debentures; and

•	engage in other activities that are necessary, convenient or incidental to the above purposes, such as registering the transfer of its securities.

      The AIG Capital Trusts’ principal executive offices are located at 70 Pine Street, New York, New York 10270, and their telephone number is 212-770-7000.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

      The following table sets forth the historical ratios of earnings to fixed charges of AIG and its consolidated subsidiaries for the periods indicated. For more information on our consolidated ratios of earnings to fixed charges, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, both of which are incorporated by reference into this prospectus as described under “Where You Can Find More Information.”

Three Months Ended
March 31,		Year Ended December 31,

2006	2005	2005	2004	2003	2002	2001

3.44	4.22	3.01	3.42	3.03	2.55	2.02

Earnings represent:

•	Income from operations before income taxes, adjustments for minority interest, cumulative effect of accounting changes, less income/loss from equity investees plus

•	Fixed charges other than capitalized interest

•	Amortization of capitalized interest

•	The distributed income of equity investees

less

•	The minority interest in pre-tax income of subsidiaries that do not have fixed charges.

Fixed charges include:

•	Interest, whether expensed or capitalized

•	Amortization of debt issuance costs

•	One-third of rental expense. Our management believes this is representative of the interest factor.

USE OF PROCEEDS

      The AIG Capital Trusts will use substantially all proceeds from the sale of trust securities to purchase junior subordinated debentures from us. Unless otherwise set forth in your prospectus supplement, we intend to use the net proceeds from the sale of our junior subordinated debentures for general corporate purposes.

INFORMATION ABOUT THE AIG CAPITAL TRUSTS

      The following description summarizes the formation, purposes and material terms of each AIG Capital Trust. This description is followed by descriptions later in this prospectus of:

•	the capital securities to be issued by each AIG Capital Trust;

•	the junior subordinated debentures to be issued by us to each AIG Capital Trust and the junior debt indenture under which they will be issued;

•	our subordinated guarantees for the benefit of the holders of the capital securities; and

•	the relationship among the capital securities, the junior subordinated debentures, the expense agreement and the subordinated guarantees.

Formation, Purposes and Material Terms

      Before the AIG Capital Trusts issue trust securities, the trust agreement for each AIG Capital Trust will be amended and restated in its entirety substantially in the form filed as an exhibit to our registration statement. The trust agreements will be qualified as indentures under the Trust Indenture Act of 1939. The trust securities will be governed by Delaware law. See “Where You Can Find More Information” below for information on how to obtain a copy.

      Each AIG Capital Trust may offer to the public preferred securities representing preferred undivided beneficial interests in the applicable AIG Capital Trust, which we call “capital securities.” In addition to the capital securities offered to the public, each AIG Capital Trust will sell common securities representing common ownership interests in such AIG Capital Trust to AIG, which we call “common securities.” When we refer to “trust securities” in this prospectus, we mean both the common securities and the capital securities. See “Description of Common Securities the AIG Capital Trusts May Offer” and “Description of Capital Securities the AIG Capital Trusts May Offer” below for more information.

      Because the AIG Capital Trusts will use the proceeds from the sale of its trust securities to purchase AIG’s junior subordinated debentures, our junior subordinated debentures will be the sole assets of each AIG Capital Trust, and payments under the junior subordinated debentures owned by each AIG Capital Trust will be its sole source of revenues. Each AIG Capital Trust will use these funds to make any cash payments due to holders of its capital securities. The junior subordinated debentures will be governed by a document we refer to in this prospectus as the “junior debt indenture.” See “Description of Junior Subordinated Debentures” below for more information. The payments terms of the junior subordinated debentures will be substantially the same as the terms of each AIG Capital Trust’s capital securities.

      Under certain circumstances, we may redeem the junior subordinated debentures that we sold to an AIG Capital Trust. If this happens, the AIG Capital Trust will redeem a like amount of the capital securities which it sold to the public and the common securities which it sold to us. See “Description of Capital Securities the AIG Capital Trusts May Offer — Rights of Holders of Capital Securities — Redemption or Exchange” for more information.

      Under certain circumstances, we may terminate an AIG Capital Trust and cause the junior subordinated debentures to be distributed to the holders of the capital securities. If this happens, owners of the capital securities will no longer have any interest in such AIG Capital Trust and will only own the junior subordinated debentures we issued to such AIG Capital Trust.

Administration of the AIG Capital Trusts

      The business and affairs of the AIG Capital Trusts will be administered by the property trustee. Unless otherwise specified in your prospectus supplement, the property trustee for each AIG Capital Trust will be The Bank of New York, 101 Barclay Street, New York, New York 10286. The AIG Capital Trusts will each have a Delaware trustee, as required under Delaware law, which is an entity with its principal place of business in the State of Delaware or a natural person that is a resident of the State of Delaware. Unless otherwise specified in your prospectus supplement, the name and address of the Delaware trustee for each AIG Capital Trust will be The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711. The AIG Capital Trusts will each have three administrators. Unless otherwise specified in your prospectus supplement, the administrators will be officers, employees or affiliates of AIG and will be named in your prospectus supplement.

      We will pay all fees and expenses related to the organization of the AIG Capital Trusts and the offering of the trust securities. We will also pay all ongoing costs and expenses of the AIG Capital Trusts, except each trust’s obligations under the trust securities. Each AIG Capital Trust will also be a party to an expense agreement with AIG. Under the terms of the expense agreement, each AIG Capital Trust will have the right to be reimbursed by us for certain expenses on a subordinated basis.

DESCRIPTION OF COMMON SECURITIES THE AIG CAPITAL TRUSTS MAY OFFER

      We will hold directly or indirectly all of the common securities of each of the AIG Capital Trusts. Unless otherwise specified in your prospectus supplement, the common securities will represent an aggregate liquidation amount equal to at least 3% of each AIG Capital Trust’s total capitalization. The capital securities will represent the remaining percentage of each AIG Capital Trust’s total capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the capital securities. However, if we default in payments due under the junior subordinated debentures owned by an AIG Capital Trust, then distributions, redemption payments and liquidation distributions must be paid to the holders of the capital securities of the applicable AIG Capital Trust before any payments are paid to the holders of the common securities of that trust.

      Only we, as direct or indirect owner of the common securities, can remove or replace the administrators. In addition, we can increase or decrease the number of administrators. Also, we, as direct or indirect holder of the common securities, will generally have the sole right to remove or replace the property trustee and Delaware trustee. However, if we default in payments due on the junior subordinated debentures owned by an AIG Capital Trust, then, so long as that default is continuing, the holders of a majority in liquidation amount of the outstanding capital securities of that trust may remove and replace the property trustee and Delaware trustee for that trust.

DESCRIPTION OF CAPITAL SECURITIES THE AIG CAPITAL TRUSTS MAY OFFER

      Each AIG Capital Trust may issue only one series of capital securities and one series of common securities pursuant to the trust agreement for each AIG Capital Trust.

      Because this section is a summary, it does not describe every aspect of the capital securities and the trust agreements. This summary is subject to and qualified in its entirety by reference to all the provisions of the trust agreements, including the definitions of certain terms, and those provisions made part of each trust agreement by the Trust Indenture Act. A form of the trust agreement to be used in connection with the issuance of the capital securities and a form of the capital securities are filed as exhibits to our registration statement that includes this prospectus. Wherever particular defined terms of a trust agreement are referred to in this prospectus, those defined terms are incorporated in this prospectus by reference. A copy of the form of the trust agreement is available upon request from the property trustee of the relevant trust.

      This summary also is subject to and qualified by reference to the description of the particular terms of your capital securities described in your prospectus supplement. Those terms may vary from the terms described in this prospectus. Your prospectus supplement relating to the capital securities will be attached to the front of this prospectus.

General

      Pursuant to the terms of the trust agreement for each AIG Capital Trust, the AIG Capital Trusts will sell capital securities and common securities. The capital securities will represent preferred undivided beneficial interests in the assets of an AIG Capital Trust and will benefit from a subordinated guarantee executed by us for the benefit of the holders of an AIG Capital Trust’s capital securities. The guarantee will be made on a subordinated basis and will not guarantee payment of distributions or amounts payable on redemption or liquidation of such capital securities when the applicable AIG Capital Trust does not have funds on hand available to make such payments. See “Description of the Subordinated Guarantees.” Once issued, the capital securities will be deemed fully paid and non-assessable.

      Each AIG Capital Trust will describe the specific terms of the capital securities it is offering in your prospectus supplement, including:

•	the specific designation, liquidation amount, number to be issued by the AIG Capital Trust and purchase price;

•	the currency or currency units based on or relating to currencies in which distributions and other payments will or may be payable;

•	the distribution rates, or the method by which the rates will be determined, if any;

•	the dates on which any distributions will be payable;

•	any provisions relating to deferral of distribution payments;

•	the places where distributions and other amounts payable on the capital securities will be payable;

•	any repayment, redemption, prepayment or sinking fund provisions;

•	any conversion or exchange provisions;

•	the voting rights, if any, of holders of the capital securities;

•	the terms and conditions, if any, upon which the assets of the AIG Capital Trust may be distributed to holders of the capital securities;

•	any securities exchange on which the capital securities will be listed;

•	any applicable U.S. federal income tax consequences; and

•	any other specific terms of the capital securities.

      If indicated in your prospectus supplement, the terms of the trust agreement for, and capital securities offered by, an AIG Capital Trust may differ from the terms summarized in this prospectus.

Overview of Remainder of this Description

      The remainder of this description summarizes:

•	Rights of Holders of Capital Securities, relative to the holder of common securities, such as the right of holders of capital securities to receive distributions and amounts on the liquidation, dissolution or winding-up of an AIG Capital Trust;

•	Holders’ rights in several Special Situations, such as if an AIG Capital Trust merges with another trust or if the holders of trust securities want to amend the trust agreements;

•	Information relating to the Trustees and Administrators of the AIG Capital Trusts;

•	Trust securities holders’ rights if certain Defaults occur under the trust agreement or we default under the junior debt indenture or experience other financial difficulties; and

•	Certain Miscellaneous matters relating to the conduct and operation of the AIG Capital Trusts, the absence of preemptive rights of the holders of trust securities, notices to holders of trust securities, the payment of expenses and taxes of the AIG Capital Trusts and the form in which the capital securities may be issued.

Rights of Holders of Capital Securities

Distributions

      Distributions on the capital securities will be cumulative and payable at a rate specified in your prospectus supplement. Distributions will accumulate from the date of original issuance and will be payable on the dates specified in your prospectus supplement. Unless otherwise specified in your prospectus supplement, the amount of distributions payable for any period less than a full distribution period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in that period. Distributions to which holders of capital securities are entitled may accumulate additional distributions at the rate per annum if and as specified in your prospectus supplement. The term “distributions” includes these additional distributions unless we state otherwise in this prospectus or in your prospectus supplement.

      If provided in your prospectus supplement, so long as no payment default on the junior subordinated debentures owned by an AIG Capital Trust has occurred and is continuing, we will have the right at any time and from time to time during the term of any series of junior subordinated debentures to defer payment of interest for up to the number of consecutive interest payment periods that is specified in the applicable prospectus supplement, referred to as an “extension period.” If an extension period occurs with respect to the junior subordinated debentures, distributions on the capital securities will be correspondingly deferred, but would continue to accumulate additional distributions at the rate per annum set forth in the prospectus supplement for the capital securities. See “Description of Junior Subordinated Debentures — Option to Defer Interest Payments.”

      The revenue of each AIG Capital Trust available for distribution to holders of its capital securities will be limited to payments under the junior subordinated debentures that the AIG Capital Trust will acquire with the proceeds from the issuance and sale of its trust securities. If we do not make interest payments on the junior subordinated debentures, the property trustee will not have funds available to pay distributions on the capital securities. The payment of distributions, if and to the extent the AIG Capital Trust has funds legally available for the payment of distributions and cash sufficient to make payments, is guaranteed by us on a subordinated basis as described under the heading “Description of the Subordinated Guarantees.”

Redemption or Exchange

      Mandatory Redemption. Upon the repayment or redemption, in whole or in part, of any junior subordinated debentures, whether at maturity or upon earlier redemption, as provided in the junior debt indenture, the proceeds from the repayment or redemption will be applied by the property trustee to redeem a like amount of the trust securities at a redemption price equal to the aggregate liquidation amount of such trust securities plus accumulated but unpaid distributions to the date of redemption and the related amount of the premium, if any, paid by us upon the concurrent redemption of the junior subordinated debentures. See “Description of Junior Subordinated Debentures — Redemption.” If less than all of any series of junior subordinated debentures are to be repaid or redeemed on a redemption date, then the proceeds from the repayment or redemption will be allocated to the redemption pro rata of the capital securities and the common securities based upon the relative liquidation amounts of these classes. The amount of premium, if any, paid by us upon the redemption of all or any part of any series of any junior subordinated debentures to be repaid or redeemed on a redemption date will be allocated to the redemption pro rata of the capital securities and the common securities. The redemption price will be payable on each redemption date only to the extent that the AIG Capital Trust has funds then on hand and available in the payment account for the payment of the redemption price.

      We will have the right to redeem any series of junior subordinated debentures:

•	on or after such date as may be specified in your prospectus supplement, in whole at any time or in part from time to time;

•	at any time, in whole, but not in part, upon the occurrence of a tax event or an investment company event (as defined below); or

•	as may be otherwise specified in your prospectus supplement.

      Distribution of Junior Subordinated Debentures. We have the right at any time to terminate any AIG Capital Trust and, after satisfaction of the liabilities of creditors of the AIG Capital Trust as provided by applicable law, cause the junior subordinated debentures with respect to the capital securities and common securities issued by the AIG Capital Trust to be distributed to the holders of the capital securities and common securities in liquidation of the AIG Capital Trust.

      Tax Event or Investment Company Event Redemption. We have rights if certain events, called tax events and investment company events, occur and are continuing. The tax events and investment company events are described under “Description of Junior Subordinated Debentures — Redemption.”

      If a tax event or an investment company event with respect to the capital securities and common securities of the applicable AIG Capital Trust has occurred and is continuing, we have the right to:

•	redeem the junior subordinated debentures in whole, but not in part, and thereby cause a mandatory redemption of the capital securities and common securities in whole, but not in part, at the redemption price within 90 days following the occurrence of the tax event or investment company event; or

•	liquidate the applicable AIG Capital Trust and cause the junior subordinated debentures to be distributed to holders of the capital securities and common securities in liquidation of the AIG Capital Trust.

      If a tax event has occurred and is continuing with respect to a series of capital securities and common securities and we do not elect to redeem the junior subordinated debentures or liquidate the AIG Capital Trust and cause the distribution of the junior subordinated debentures, such capital securities will remain outstanding and certain additional sums may be payable on the junior subordinated debentures.

      The term “additional sums” means the additional amounts as may be necessary in order that the amount of distributions then due and payable by an AIG Capital Trust on the outstanding capital securities and common securities of such AIG Capital Trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which such AIG Capital Trust has become subject as a result of a tax event.

      The term “like amount” means:

•	with respect to a redemption of trust securities of an AIG Capital Trust, trust securities of that series having a liquidation amount equal to the principal amount of junior subordinated debentures to be contemporaneously redeemed in accordance with the junior debt indenture, the proceeds of which will be used to pay the redemption price of the trust securities; and

•	with respect to a distribution of junior subordinated debentures to holders of trust securities of an AIG Capital Trust in connection with a dissolution, liquidation or winding up of such AIG Capital Trust, junior subordinated debentures having a principal amount equal to the liquidation amount of the trust securities with respect to which the distribution is made.

      The term “liquidation amount” means the stated amount per trust security. This amount will be $25 unless another amount is set forth in your prospectus supplement.

      After the liquidation date fixed for any distribution of junior subordinated debentures for any series of capital securities:

•	the series of capital securities will no longer be deemed to be outstanding;

•	The Depository Trust Company, commonly referred to as DTC, or its nominee, as the record holder of the applicable capital securities, will receive a registered global certificate or certificates representing the junior subordinated debentures to be delivered upon the distribution; and

•	any certificates representing the capital securities not held by DTC or its nominee will be deemed to represent the junior subordinated debentures having a principal amount equal to the stated liquidation amount of the capital securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on the capital securities until the certificates are presented to the administrators or their agent for transfer or reissuance.

Redemption Procedures

      Capital securities redeemed on each redemption date will be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the junior subordinated debentures. Redemptions of the capital securities will be made and the redemption price will be payable on each redemption date only to the extent that the applicable AIG Capital Trust has funds on hand available for the payment of the redemption price. See also “— Subordination of Common Securities.”

      If the property trustee gives a notice of redemption with respect to any capital securities, then, while such capital securities are in book-entry form, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the property trustee will deposit irrevocably with DTC funds sufficient to pay the applicable redemption price and will give DTC irrevocable instructions and authority to pay the redemption price to the holders of the capital securities. If the capital securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the capital securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the capital securities. Distributions payable on or prior to the redemption date for any capital securities called for redemption will be payable to the holders of the capital securities on the relevant record dates for the related distribution dates. If notice of redemption has been given and funds deposited as required, then upon the date of the deposit, all rights of the holders of the capital securities so called for redemption will cease, except the right of the holders of the capital securities to receive the redemption price and any distributions payable with respect to the capital securities on or prior to the redemption date and the capital securities will cease to be outstanding. Your prospectus supplement will contain additional information about procedures for redemption of the capital securities.

      In the event that payment of the redemption price with respect to capital securities called for redemption is improperly withheld or refused and not paid either by an AIG Capital Trust or by us pursuant to the applicable subordinated guarantee as described under “Description of the Subordinated Guarantees,”

distributions on the capital securities will continue to accrue at the then applicable rate from the redemption date originally established by the applicable AIG Capital Trust for the capital securities to the date the redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

      Subject to applicable law, we or our subsidiaries may at any time and from time to time purchase outstanding capital securities, in the open market or by private agreement.

      Payment of the redemption price on the capital securities and any distribution of junior subordinated debentures to holders of capital securities will be made to the applicable record holders as they appear on the register for the capital securities on the relevant record date, which, as long as the capital securities remain in book-entry form, will be one business day prior to the relevant redemption date or liquidation date, as applicable; provided, however, that in the event that the capital securities are not in book-entry form, the relevant record date for the capital securities will be a date at least 15 days prior to the redemption date or liquidation date, as applicable, as specified in your prospectus supplement.

BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

      If less than all of the capital securities and common securities issued by an AIG Capital Trust are to be redeemed on a redemption date, then the aggregate liquidation amount of the capital securities and common securities to be redeemed will be allocated pro rata to the capital securities and the common securities based upon the relative liquidation amounts of these classes. The particular capital securities to be redeemed will be selected on a pro rata basis not more than 60 days prior to the redemption date by the property trustee from the outstanding capital securities not previously called for redemption, by a customary method that the property trustee deems fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple of $25, unless a different amount is specified in your prospectus supplement) of the liquidation amount of capital securities. The property trustee will promptly notify the securities registrar in writing of the capital securities selected for redemption and, in the case of any capital securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of each trust agreement, unless the context otherwise requires, all provisions relating to the redemption of capital securities will relate, in the case of any capital securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of capital securities which has been or is to be redeemed.

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of trust securities to be redeemed at its registered address. Unless we default in payment of the redemption price on the junior subordinated debentures, on and after the redemption date interest will cease to accrue on the junior subordinated debentures or portions thereof called for redemption and, consequently, distributions will cease to accrue on the applicable capital securities or portions thereof.

Subordination of Common Securities

      Payment of distributions on, and other amounts payable under, the capital securities and the common securities issued by an AIG Capital Trust will be made pro rata based on the liquidation amount of the capital securities and the common securities. However, unless otherwise provided in your prospectus supplement, if on any distribution date or other payment date, an event of default with respect to the junior subordinated debentures owned by the AIG Capital Trust has occurred and is continuing as a result of any failure by us to pay any amounts with respect to the junior subordinated debentures when due, no payment of any distribution on, or other amounts payable under, the common securities will be made unless cash payment in full of all accumulated amounts then due and payable with respect to all of the AIG Capital Trust’s outstanding capital securities has been made or provided for, and all funds available to the property trustee will first be applied to the cash payment in full of all distributions on, and all other amounts with respect to, capital securities then due and payable. See below under “Description of Junior Subordinated Debentures — Events of Default” for

more information about what constitutes an event of default with respect to the junior subordinated debentures owned by the AIG Capital Trust.

      In the case of any event of default under the trust agreement resulting from any failure by us to pay any amounts with respect to the junior subordinated debentures owned by the AIG Capital Trust, we, as the holder of the applicable AIG Capital Trust’s common securities, will have no right to act with respect to such event of default under the applicable trust agreement until the effect of all those events of default with respect to the capital securities have been cured, waived or otherwise eliminated. Until the events of default under the trust agreement resulting from such payment defaults with respect to the junior subordinated debentures have been cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the capital securities and not on behalf of the holders of the common securities, and only the holders of the capital securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution upon Dissolution

      Pursuant to each trust agreement, each AIG Capital Trust will terminate on the first to occur of:

•	the expiration of its term;

•	certain events of bankruptcy, dissolution or liquidation of the holder of the common securities;

•	the distribution of a like amount of the junior subordinated debentures to the holders of its trust securities, if we, as sponsor, in our sole discretion, have given written direction to the property trustee to terminate the applicable AIG Capital Trust;

•	redemption of all of such AIG Capital Trust’s capital securities as described above under “— Redemption or Exchange — Mandatory Redemption;” and

•	the entry of an order for the dissolution of such AIG Capital Trust by a court of competent jurisdiction.

      If an early termination occurs as described in the second, third and fifth bullet points above, the applicable AIG Capital Trust will be liquidated by the AIG Capital Trust trustees as expeditiously as the AIG Capital Trust trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the AIG Capital Trust as provided by applicable law, to the holders of the trust securities a like amount of the junior subordinated debentures in exchange for their trust securities, unless the distribution is determined by the administrators not to be practical, in which event the holders will be entitled to receive out of the assets of the AIG Capital Trust available for distribution to holders, after satisfaction of liabilities to creditors of such AIG Capital Trust as provided by applicable law, an amount equal to, in the case of holders of capital securities, the aggregate of the liquidation amount plus accrued and unpaid distributions to the date of payment, which we refer to as the “liquidation distribution.” If the liquidation distribution can be paid only in part because the AIG Capital Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the AIG Capital Trust on its capital securities will be paid on a pro rata basis. The holder of the AIG Capital Trust’s common securities will be entitled to receive distributions upon any liquidation pro rata with the holders of its capital securities, except that if an event of default with respect to the junior subordinated debentures owned by the AIG Capital Trust has occurred and is continuing as a result of any failure by us to pay any amounts with respect to the junior subordinated debentures when due, the capital securities will have a priority over the common securities. See “— Subordination of Common Securities” above.

Payment and Paying Agents

      Your prospectus supplement will specify the manner in which payments of distributions with respect to the capital securities will be made. The paying agent for capital securities will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrators. The paying agent will be permitted to resign as paying agent upon 30 days’ written notice to the property trustee and the administrators. If the property trustee is no longer the paying agent, the property trustee will appoint a successor (which must be a bank or trust company) reasonably acceptable to the administrators to act as paying agent.

BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

Registrar and Transfer Agent

      Unless otherwise specified in the applicable prospectus supplement, the property trustee will act as registrar and transfer agent for the capital securities.

      Holders will not be required to pay a service charge to transfer or exchange their capital securities, but they may be required to pay for any tax or other governmental charges associated with such transfer or exchange.

      The registrar shall not be required to:

•	issue, register the transfer of or exchange any capital securities during a period beginning at the opening of business 15 days before the day of selection for redemption of capital securities and ending at the close of business on the day of mailing of the relevant notice of redemption; or

•	register the transfer of or exchange any capital security so selected for redemption in whole or in part, except, in the case of any such capital security to be redeemed in part, any portion thereof not to be redeemed.

Special Situations

Mergers and Similar Events Relating to the AIG Capital Trusts

      An AIG Capital Trust may not merge with or into, consolidate or amalgamate with, be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any entity, except as described below or as otherwise set forth in the applicable trust agreement. An AIG Capital Trust may, at the request of the holder of its common securities and with the consent of the administrators, merge with or into, consolidate or amalgamate with, be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, an entity organized as a trust under the laws of any state of the U.S., so long as:

•	the successor entity either:

—	agrees to be legally responsible for all the obligations of the AIG Capital Trust under the trust agreement and the capital securities, or

—	substitutes for the capital securities of that AIG Capital Trust other securities having substantially the same terms as those capital securities so long as the successor securities have the same priority as the capital securities with respect to distributions and payments upon liquidation, redemption and otherwise;

•	the successor entity has a trustee possessing the same powers and duties as the property trustee;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect in any material respect the rights, preferences and privileges of the holders of the capital securities (including any successor capital securities);

•	the successor entity has a purpose substantially identical to that of the AIG Capital Trust;

•	prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the property trustee and Delaware trustee have received an opinion from counsel experienced in these matters to the effect that:

—	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect in any material respect the rights, preferences and privileges of the holders of the capital securities (including any successor capital securities) of that AIG Capital Trust, and

—	following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the AIG Capital Trust nor the successor entity will be required to register as an “investment company” under the Investment Company Act of 1940; and

•	AIG or any permitted transferee to whom AIG has transferred the common securities owns, directly or indirectly, all of the common securities of the successor entity and guarantees the obligations of the successor entity with respect to the successor securities at least to the extent provided by the applicable subordinated guarantee with respect to the capital securities.

      An AIG Capital Trust may not, except with the consent of holders of 100% in aggregate liquidation amount of the capital securities of that AIG Capital Trust, merge with or into, consolidate or amalgamate with, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to merge with or into, consolidate or amalgamate with, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the AIG Capital Trust or the successor entity to be taxable as a corporation for U.S. federal income tax purposes.

Voting Rights; Amendment of the Trust Agreements

      Except as provided in this section and below under “— Trustees and Administrators of the AIG Capital Trusts — Removal of AIG Capital Trustees; Appointment of Successors” and “Description of the Subordinated Guarantees — Additional Information Relating to the Subordinated Guarantees — Amendments and Assignment” and as otherwise required by law and the applicable trust agreement, the holders of the capital securities will have no voting rights.

      There are three types of changes holders of the trust securities can make to a trust agreement and the capital securities issued under that trust agreement.

      Changes Requiring Approval of All Holders of Trust Securities and the Property Trustee. First, there are changes that cannot be made to your capital securities without the consent of each holder of trust securities affected by the change under a trust agreement and the property trustee:

•	change the amount or timing of any distribution on the trust securities or otherwise adversely affect in any material respect the amount of any distribution required to be made with respect to the trust securities as of a specified date; or

•	restrict the right of a holder of trust securities to institute suit for the enforcement of payment of any distribution on the trust securities on or after such date.

      Changes Requiring Approval of the Holder of the Common Securities and the Property Trustee. The second type of change to the trust agreement and the capital securities is the kind that does not require the consent of any holders of capital securities. This type of change is limited to clarifications and certain other changes that would not adversely affect in any material respect holders of the capital securities. Such changes may be made to:

•	cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement; or

•	modify, eliminate or add to any provisions of the trust agreement to the extent necessary to ensure that the AIG Capital Trust will not be taxable as a corporation for United States federal income tax purposes or to ensure that the AIG Capital Trust will not be required to register as an “investment company” under the Investment Company Act of 1940,

provided that, in either case, the change will not adversely affect in any material respect the interests of any holder of trust securities.

      Any amendment of the trust agreement and the capital securities without the consent of the holders of the capital securities will become effective when notice of the amendment is given to the holders of trust securities.

      Changes Requiring Consent of a Majority of Holders of Capital Securities. The third type of change to the trust agreements and the capital securities is the kind that requires the consent of at least a majority in aggregate liquidation amount of the outstanding capital securities. Each trust agreement may be amended by the holder of the common securities and the property trustee so long as holders representing at least a majority in aggregate liquidation amount of the outstanding capital securities consent. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect in any material respect holders of the capital securities.

      Further Details Concerning Voting. Any required approval of holders of capital securities may be given at a meeting of holders of capital securities convened for that purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of capital securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each registered holder of capital securities in the manner set forth in the applicable trust agreement.

      No vote or consent of the holders of capital securities will be required to redeem and cancel the capital securities in accordance with the applicable trust agreement.

      Any capital securities that are owned by us or any of our affiliates will, for purposes of a vote or consent under any of the circumstances described above, be treated as if they were not outstanding.

      The property trustee may not take any of the actions referenced above in this subsection until the Delaware trustee and the property trustee receive an opinion of counsel that the amendment or the exercise of any power granted to the Delaware trustee and the property trustee in accordance with the amendment will not cause the AIG Capital Trust to be taxable as a corporation for U.S. federal income tax purposes or affect the AIG Capital Trust’s exemption from status as an “investment company” under the Investment Company Act of 1940.

      Details Concerning Voting and the Junior Subordinated Debentures. So long as any junior subordinated debentures are held by an AIG Capital Trust, the property trustee will not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the junior debt indenture, which we refer to as the “indenture trustee,”

•	waive any past default that may be waived under the junior debt indenture,

•	exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal amount of the junior subordinated debentures unless all defaults have been cured and a sum sufficient to pay all amounts then owing has been deposited with the indenture trustee, or

•	consent to any amendment, modification or termination of the junior debt indenture or junior subordinated debentures, where consent is required,

without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate liquidation amount of the outstanding capital securities. However, if a consent under the junior debt indenture would require the consent of each holder of the junior subordinated debentures affected, no consent will be given by the property trustee without the prior consent of each holder of capital securities. See “Description of Junior Subordinated Debentures — Events of Default” for more information.

      The property trustee may not revoke any action previously authorized or approved by a vote of the holders of the capital securities issued by an AIG Capital Trust except by subsequent vote of the holders of the capital securities.

      The property trustee may not take any of the actions referenced above until it receives an opinion of counsel that the amendment or the exercise of any power granted to the property trustee in accordance with the amendment will not cause the AIG Capital Trust to be taxable as a corporation for U.S. federal income tax purposes.

Trustees and Administrators of the AIG Capital Trusts

Information Concerning the Trustees

      The business and affairs of the AIG Capital Trusts will be administered by the property trustee. Unless otherwise specified in your prospectus supplement, the property trustee for each AIG Capital Trust will be The Bank of New York, 101 Barclay Street, New York, New York 10286. For information concerning the relationships between The Bank of New York and us, see “— Our Relationship with the Property Trustee” below.

      The property trustee will have various duties and powers, including, but not limited to, the delivery of certain notices to the holders of trust securities, the collection of payments made on the junior subordinated debentures and the making of distributions to the holders of the trust securities. Unless otherwise specified in your prospectus supplement, the property trustee will act as registrar, transfer agent and paying agent with respect to the capital securities. The duties and obligations of the property trustee will be governed by the applicable trust agreement.

      The property trustee, other than during the occurrence and continuance of an event of default under the applicable trust agreement undertakes to perform only those duties specifically set forth in each trust agreement or provided by the Trust Indenture Act and, after an event of default under a trust agreement has occurred that has not been cured or waived, must exercise the rights and powers vested in it by the applicable trust agreement for the benefit of the holders of trust securities using the same degree of care and skill as a prudent person would exercise in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the rights or powers vested in it by the applicable trust agreement, other than those vested in it upon the occurrence of an event of default under a trust agreement, at the request of any holder of trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred in complying with the request or direction. See “— Events of Default” below for more information about what constitutes an event of default under a trust agreement.

      The AIG Capital Trusts will each have a Delaware trustee for the sole and limited purpose of fulfilling the requirements of the laws of the State of Delaware and for taking such actions as are required to be taken by the laws of the State of Delaware. The Delaware trustee must be an entity with its principal place of business in the State of Delaware or a natural person that is a resident of the State of Delaware. Unless otherwise specified in your prospectus supplement, the name and address of the Delaware trustee for each AIG Capital Trust will be The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711.

Information Concerning the Administrators

      The AIG Capital Trusts will each have three administrators. Unless otherwise specified in your prospectus supplement, the administrators will be officers, employees or affiliates of AIG and will be named in your prospectus supplement. The administrators will have various duties and powers including, but not limited to, executing documents in connection with the sale of the trust securities and the purchase of the junior subordinated debentures, executing the trust securities on behalf of the AIG Capital Trusts and assisting in the compliance with state and federal securities laws.

      Only AIG, as the owner of the common securities, can remove or replace the administrators. In addition, AIG can increase or decrease the number of administrators.

Removal of AIG Capital Trustees; Appointment of Successors

      The holders of at least a majority in aggregate liquidation amount of the outstanding capital securities may remove the property trustee or the Delaware trustee if an event of default with respect to the junior subordinated debentures owned by the AIG Capital Trust has occurred and is continuing as a result of any failure by us to pay any amounts with respect to the junior subordinated debentures when due. If a property trustee or Delaware trustee is removed by the holders of the outstanding capital securities, the successor may be appointed by the holders of at least a majority in liquidation amount of the outstanding capital securities. If a property trustee or Delaware trustee resigns, AIG, as sponsor, will appoint its successor. If a resigning property trustee or Delaware trustee fails to appoint a successor or if an event of default with respect to the junior subordinated debentures has occurred and is continuing as a result of any failure by us to pay any amounts with respect to the junior subordinated debentures when due, the holders of at least a majority in liquidation amount of the outstanding capital securities may appoint a successor; otherwise, the holder of the common securities may appoint a successor. If a successor has not been appointed by the holders, any holder of capital securities or common securities or the property trustee or the Delaware trustee may petition a court of competent jurisdiction to appoint a successor. Any Delaware trustee must meet the applicable requirements of Delaware law. Any property trustee must be a national- or state-chartered bank and at the time of appointment have capital and surplus of at least $50,000,000. No resignation or removal of a property trustee or Delaware trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable trust agreement.

Merger or Consolidation of AIG Capital Trustees

      Any entity into which a property trustee or Delaware trustee is merged or converted or with which it is consolidated, or any entity resulting from any merger, conversion or consolidation to which the property trustee or the Delaware trustee is a party, or any entity succeeding to all or substantially all the corporate trust business of the property trustee or the Delaware trustee, will be the successor of that property trustee or Delaware trustee under each trust agreement, provided it is otherwise qualified and eligible.

Our Relationship with the Property Trustee

      The Bank of New York is one of our lenders and from time to time provides other banking services to us and our subsidiaries.

      The Bank of New York is initially serving as the trustee for our senior debt securities, our subordinated debt securities and the warrants issued under our warrant indenture, as well as the trustee under the amended and restated trust agreements and subordinated guarantees. Consequently, if an actual or potential event of default occurs with respect to any of these securities or a trust agreement or subordinated guarantee, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one or more of the indentures or trust agreements, and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

Events of Default

      You will have special rights if an event of default with respect to your capital security occurs and is continuing, as described in this subsection.

      What is an Event of Default? Each of the following is an event of default under a trust agreement:

•	the occurrence of an event of default with respect to the junior subordinated debentures held by the applicable AIG Capital Trust. For more information, see “Description of Junior Subordinated Debentures — Events of Default;”

•	default by the applicable AIG Capital Trust in the payment of any distribution on the capital securities when it becomes due and payable, and continuation of the default for a period of 30 days;

•	default by the applicable AIG Capital Trust in the payment of any redemption price of any trust security issued pursuant to its trust agreement when it becomes due and payable and the continuation of the default for a period of five days; or

•	the occurrence of certain events of bankruptcy or insolvency with respect to the property trustee if a successor property trustee has not been appointed within 90 days of the event.

      Within five business days after the occurrence of any event of default under the trust agreement actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the trust securities and the administrators, unless the event of default under the trust agreement has been cured or waived. In addition, the property trustee will notify each holder of the capital securities of any notice of default received by it with respect to the junior subordinated debentures.

      We, as sponsor, and the administrators are required to file annually with the property trustee a certificate as to whether or not the applicable AIG Capital Trust is in compliance with all the conditions and covenants under its trust agreement.

      If an event of default with respect to the junior subordinated debentures has occurred and is continuing as a result of any failure by us to pay any amounts with respect to the junior subordinated debentures owned by an AIG Capital Trust when due, the capital securities issued by that AIG Capital Trust will have a preference over the common securities issued by the AIG Capital Trust with respect to payments of any amounts with respect to the capital securities as described above under “— Rights of Holders of Capital Securities — Subordination of Common Securities.” The existence of an event of default does not entitle the holders of capital securities to accelerate the maturity of the capital securities or demand early repayment of the capital securities.

Miscellaneous

Conduct and Operation of the Trust

      The administrators and the property trustee of each AIG Capital Trust are authorized and directed to conduct the affairs of, and to operate, the applicable AIG Capital Trust in such a way that the AIG Capital Trust will not be deemed to be an “investment company” required to be registered under the Investment Company Act or taxed as a corporation for U.S. federal income tax purposes and so that the junior subordinated debentures owned by the applicable AIG Capital Trust will be treated as indebtedness of AIG for U.S. federal income tax purposes. In this regard, the property trustee and the holder of common securities are authorized to take any action, not inconsistent with applicable law or the certificate of trust or the trust agreement of the applicable AIG Capital Trust, that the property trustee and the holder of common securities determine in their discretion to be necessary or desirable for those purposes, as long as the action does not materially adversely affect the interests of the holders of the capital securities of the applicable AIG Capital Trust.

      The AIG Capital Trusts may not borrow money, issue debt or mortgage or pledge any of their assets.

Preemptive rights

      Holders of the trust securities have no preemptive or similar rights.

Notices

      The property trustee will send notices regarding the capital securities only to holders, using their addresses as listed in the trustee’s records. With respect to who is deemed a “holder” for this purpose, see “Legal Ownership and Book–Entry Issuance.”

Expenses and Taxes

      In the junior subordinated debentures owned by an AIG Capital Trust, we, as borrower, will agree to pay all debts and other obligations, other than with respect to the capital securities issued by an AIG Capital Trust, and all costs and expenses of an AIG Capital Trust and to pay any and all taxes and all costs and expenses with respect to those taxes, other than U.S. withholding taxes, to which an AIG Capital Trust might become subject. The foregoing obligations under the junior subordinated debentures owned by an AIG Capital Trust are for the benefit of, and shall be enforceable by, any person to whom any of those debts, obligations, costs, expenses and taxes payable by an AIG Capital Trust are owed, whether or not that person has received notice of the debts, obligations, costs, expenses or taxes. Any such person may enforce these obligations directly against us, and we will irrevocably waive any right or remedy to require that person to take any action against an AIG Capital Trust or any other person before proceeding against us. We will also agree in the junior subordinated debentures owned by an AIG Capital Trust to execute additional agreements necessary or desirable to give full effect to the foregoing.

Global Capital Securities

      Unless otherwise set forth in a prospectus supplement, any capital securities will be represented by fully registered global certificates issued as global capital securities that will be deposited with, or on behalf of, a depositary with respect to that series instead of paper certificates issued to each individual holder. The depositary arrangements that will apply, including the manner in which the liquidation amount of and premium, if any, and distributions on capital securities will be payable, are discussed in more detail under the heading “Legal Ownership and Book-Entry Issuance.”

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

      The junior subordinated debentures will be governed by a supplemental indenture to our junior subordinated indenture, and will be a contract between AIG and the indenture trustee, which will initially be The Bank of New York. We refer to such supplemental indenture to our junior subordinated indenture as the “junior debt indenture” in this prospectus.

      The indenture trustee has two main roles:

1.	The indenture trustee can enforce the rights of holders against us if we default on our obligations under the terms of the junior debt indenture or the junior subordinated debentures. There are some limitations on the extent to which the indenture trustee acts on behalf of holders, described below under “— Events of Default — Remedies If an Event of Default Occurs.”

2.	The indenture trustee performs administrative duties for us, such as sending interest payments to holders and notices, and transferring a holder’s junior subordinated debentures to a new buyer if a holder sells.

      The junior debt indenture and its associated documents contain the full legal text of the matters described in this section. The junior debt indenture and the junior subordinated debentures are governed by New York law. A copy of our junior debt indenture is an exhibit to our registration statement. See “Where You Can Find More Information” below for information on how to obtain a copy.

General

      We may issue as many distinct series of junior subordinated debentures under the junior debt indenture as we wish. The provisions of the junior debt indenture allow us not only to issue junior subordinated debentures with terms different from those previously issued, but also to “reopen” a previous issue of a series of junior subordinated debentures and issue additional junior subordinated debentures of that series.

      This section summarizes the material terms of the junior subordinated debentures that are common to all series, although the prospectus supplement may also describe differences from the material terms summarized here.

      Because this section is a summary, it does not describe every aspect of the junior subordinated debentures. This summary is subject to and qualified in its entirety by reference to all the provisions of the junior debt indenture, including definitions of certain terms used in the junior debt indenture. In this summary, we describe the meaning of only some of the more important terms. You must look to the junior debt indenture for the most complete description of what we describe in summary form in this prospectus.

      The prospectus supplement relating to any offered junior subordinated debentures will describe the following terms of the series:

•	the title of the series of the junior subordinated debentures;

•	any limit on the aggregate principal amount of the junior subordinated debentures;

•	the date or dates on which the junior subordinated debentures will mature;

•	the rate or rates, which may be fixed or variable per annum, at which the junior subordinated debentures will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the dates on which interest, if any, on the junior subordinated debentures will be payable and the regular record dates for the interest payment dates;

•	our right, if any, to defer or extend an interest payment date;

•	any mandatory or optional sinking funds or similar provisions;

•	any additions, modifications or deletions in the events of default under the junior debt indenture or covenants of AIG specified in the junior debt indenture with respect to the junior subordinated debentures;

•	the date, if any, after which and the price or prices at which the junior subordinated debentures may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	if other than denominations of $25 and any of its integral multiples, the denominations in which the junior subordinated debentures will be issuable;

•	the currency of payment of principal, premium, if any, and interest on the junior subordinated debentures;

•	the applicability of the provisions described under “— Defeasance” below;

•	any event of default under the junior subordinated debentures if different from those described under “— Events of Default” below;

•	any index or indices used to determine the amount of payments of principal of and premium, if any, on the junior subordinated debentures and the manner in which such amounts will be determined;

•	the terms and conditions of any obligation or right of us or a holder to convert or exchange the junior subordinated debentures into capital securities;

•	the form of trust agreement, guarantee agreement and expense agreement, if applicable;

•	the relative degree, if any, to which such junior subordinated debentures of the series will be senior to or be subordinated to other series of such junior subordinated debentures or other indebtedness of AIG in right of payment, whether such other series of junior subordinated debentures or other indebtedness are outstanding or not; and

•	any other special feature of the junior subordinated debentures.

Overview of Remainder of this Description

      The remainder of this description summarizes:

•	Additional Mechanics relevant to the junior subordinated debentures under normal circumstances, such as how holders transfer ownership and where we make payments;

•	Our Option to Defer Interest Payments on the junior subordinated debentures;

•	Our right to Redeem the junior subordinated debentures;

•	Holders’ rights in several Special Situations, such as if we merge with another company or if we want to change a term of the junior subordinated debentures;

•	Subordination Provisions that may prohibit us from making payment on the junior subordinated debentures;

•	Our right to release ourselves from all or some of our obligations under the junior subordinated debentures and the junior debt indenture by a process called Defeasance;

•	Holders’ rights if we Default or experience other financial difficulties;

•	Our ability to Convert or Exchange junior subordinated debentures into junior subordinated debentures of another series or capital securities of another series; and

•	Agreements Contained in the Junior Debt Indenture included for the benefit of the holders of the junior subordinated debentures.

Additional Mechanics

     Form, Exchange and Transfer

      Unless we specify otherwise in the prospectus supplement, the junior subordinated debentures will be issued:

•	only in fully registered form; and

•	in denominations that are even multiples of $25.

      Unless the junior subordinated debentures are distributed to the holders of the trust securities, all of the junior subordinated debentures will be held solely by an AIG Capital Trust. The following provisions only apply if there is a distribution of the junior subordinated debentures to holders of the trust securities. The circumstances under which the junior subordinated debentures may be exchanged for trust securities is described under “Description of Capital Securities the AIG Capital Trusts May Offer — Rights of Holders of Capital Securities — Redemption or Exchange.”

      If a junior subordinated debenture is issued as a global junior subordinated debenture, only the depositary — e.g., DTC Euroclear and Clearstream, each as defined below under “Legal Ownership and Book-Entry Issuance” — will be entitled to transfer and exchange the junior subordinated debenture as described in this subsection, since the depositary will be the sole holder of that junior subordinated debenture. Those who own beneficial interests in a global security do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry procedures below under “Legal Ownership and Book-Entry Issuance.”

      Holders may have their junior subordinated debentures broken into more junior subordinated debentures of smaller denominations of not less than $25 or combined into fewer junior subordinated debentures of larger denominations, as long as the total principal amount is not changed. This is called an exchange.

      Subject to the restrictions relating to junior subordinated debentures represented by global securities, holders may exchange or transfer junior subordinated debentures at the office of the indenture trustee. They may also replace lost, stolen or mutilated junior subordinated debentures at that office. The indenture trustee acts as our agent for registering junior subordinated debentures in the names of holders and transferring junior subordinated debentures. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers. The indenture trustee’s agent may require an indemnity before replacing any junior subordinated debentures.

      Holders will not be required to pay a service charge to transfer or exchange junior subordinated debentures, but holders may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

      If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

      In the event of any redemption, neither we nor the indenture trustee will be required to:

•	issue, register the transfer of or exchange junior subordinated debentures of any series during the period beginning at the opening of business 15 days before the day of selection for redemption of junior subordinated debentures of that series and ending at the close of business on the day of mailing of the relevant notice of redemption; and

•	transfer or exchange any junior subordinated debentures so selected for redemption, except, in the case of any junior subordinated debentures being redeemed in part, any portion thereof not being redeemed.

     Payment and Paying Agents

      Your prospectus supplement will specify the manner in which payments will be made. The paying agent for the junior subordinated debentures will initially be the indenture trustee.

     Notices

      We and the indenture trustee will send notices regarding the junior subordinated debentures only to holders, using their addresses as listed in the indenture trustee’s records.

Option to Defer Interest Payments

      If provided in your prospectus supplement, so long as no event of default with respect to the junior subordinated debentures owned by an AIG Capital Trust has occurred and is continuing as a result of any failure by us to pay any amounts with respect to the junior subordinated debentures, we will have the right at any time and from time to time during the term of any series of junior subordinated debentures to defer payment of interest for an extension period of up to the number of consecutive interest payment periods specified in your prospectus supplement. The extension period is subject to the terms, conditions and covenants, if any, specified in your prospectus supplement and may not extend beyond the stated maturity of the applicable series of junior subordinated debentures. U.S. federal income tax consequences and other special considerations applicable to any such junior subordinated debentures will be described in your prospectus supplement.

      As a consequence of any such deferral, distributions on the capital securities would be deferred by the AIG Capital Trust during the extension period. However, the capital securities would continue to accumulate additional distributions at the rate per annum described in the prospectus supplement. During any applicable extension period, we may not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock; or

•	make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank on a parity in all respects with or junior in interest to the junior subordinated debentures other than:

—	repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of our capital stock (or securities convertible into or exercisable for our capital stock) as consideration in an acquisition transaction or business combination;

—	as a result of any exchange or conversion of any class or series of our capital stock (or any capital stock of a subsidiary of AIG) for any class or series of our capital stock or of any class or series of our indebtedness for any class or series of our capital stock;

—	the purchase of fractional interests in shares of our capital stock in accordance with the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

—	any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights in accordance with any stockholders’ rights plan; or

—	any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on a parity with or junior to such stock.

      Prior to the termination of any applicable extension period, we may further defer the payment of interest.

Redemption

      Unless otherwise indicated in the applicable prospectus supplement, we may, at our option redeem the junior subordinated debentures of any series in whole at any time or in part from time to time. If the junior subordinated debentures of any series are redeemable only on or after a specified date or upon the satisfaction of additional conditions, the applicable prospectus supplement will specify this date or describe these conditions. Unless otherwise indicated in the form of security for such series, junior subordinated debentures in denominations larger than $25 may be redeemed in part but only in integral multiples of $25. Except as otherwise specified in the applicable prospectus supplement, the redemption price for any junior subordinated debenture will equal any accrued and unpaid interest, including additional interest, to the redemption date, plus 100% of the principal amount.

      Except as otherwise specified in the applicable prospectus supplement, if a tax event or an investment company event of the kind described below with respect to a series of junior subordinated debentures has occurred and is continuing, we may, at our option redeem that series of junior subordinated debentures in whole, but not in part, at any time within 90 days following the occurrence of the tax event or investment company event, at a redemption price equal to 100% of the principal amount of the junior subordinated debentures then outstanding plus accrued and unpaid interest to the date fixed for redemption.

      An “investment company event” means the receipt by an AIG Capital Trust and us of an opinion of counsel experienced in such matters to the effect that the trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act, as a result of a change in law or regulation or a change in interpretation or application of law or regulation.

      A “tax event” means the receipt by us and the AIG Capital Trust of an opinion of independent counsel, experienced in tax matters, to the effect that, as a result of any tax change, there is more than an insubstantial risk that any of the following will occur:

•	the AIG Capital Trust is, or will be within 90 days after the date of the opinion of counsel, subject to U.S. federal income tax on income received or accrued on the junior subordinated debentures;

•	interest payable by us on the junior subordinated debentures is not, or within 90 days after the opinion of counsel will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes; or

•	the AIG Capital Trust is, or will be within 90 days after the date of the opinion of counsel, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

      As used above, the term “tax change” means any of the following:

•	any amendment to or change, including any announced prospective change, in the laws or any regulations under the laws of the U.S. or of any political subdivision or taxing authority of or in the U.S., if the amendment or change is enacted, promulgated or announced on or after the date the capital securities are issued; or

•	any official administrative pronouncement, including any private letter ruling, technical advice memorandum, field service advice, regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt any procedures or regulations, or any judicial decision interpreting or applying such laws or regulations, whether or not the pronouncement or decision is issued to or in connection with a proceeding involving us or the trust or is subject to review or appeal, if the pronouncement or decision is enacted, promulgated or announced on or after the date of the issuance of the capital securities.

      Notice of any redemption will be mailed at least 45 days but not more than 75 days before the redemption date to each holder of junior subordinated debentures to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the junior subordinated debentures or portions thereof called for redemption.

Special Situations

     Mergers and Similar Events

      We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another firm, or to buy or lease substantially all of the assets of another firm. However, we may not take any of these actions unless all the following conditions are met:

•	When we merge or consolidate out of existence or sell or lease substantially all of our assets, the other firm may not be organized under a foreign country’s laws, that is, it must be a corporation, partnership or trust organized under the laws of a state of the U.S. or the District of Columbia or under federal law, and it must agree to be legally responsible for the junior subordinated debentures.

•	The merger, sale of assets or other transaction must not cause a default on the junior subordinated debentures, and we must not already be in default (unless the merger or other transaction would cure the default). For purposes of this no-default test, a default would include an event of default that has occurred and not been cured. A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

      If the conditions described above are satisfied with respect to any series of junior subordinated debentures, we will not need to obtain the approval of the holders of those junior subordinated debentures in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell our assets substantially as an entirety to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control but in which we do not merge or consolidate and any transaction in which we sell less than substantially all of our assets. It is possible that this type of transactions may result in a reduction in our credit rating or may reduce our operating results or impair our financial condition. Holders of our junior subordinated debentures, however, will have no approval right with respect to any transaction of this type.

Modification and Waiver of the Junior Subordinated Debentures

      Unless and until the junior subordinated debentures are distributed to the holders of the trust securities, the property trustee of an AIG Capital Trust has agreed not to consent to any amendment or modification of the junior debt indenture or the junior subordinated debentures without the consent of the holders of the capital securities that would be required if the holders of the capital securities held the junior subordinated debentures. For a discussion of the actions the property trustee may take with respect to the junior subordinated debentures, see “Description of Capital Securities the AIG Capital Trusts May Offer — Special Situations — Voting Rights; Amendment of the Trust Agreements — Details Concerning Voting and the Junior Subordinated Debentures.” As a result, all references to “holder” should be understood to refer to the “holders” of capital securities.

      There are four types of changes we can make to the junior debt indenture and the junior subordinated debentures issued under that indenture.

      Changes Requiring Approval of All Holders. First, there are changes that cannot be made to the junior subordinated debentures without specific approval of each holder of a junior subordinated debenture affected by the change. Affected junior subordinated debentures may be all or less than all of the junior subordinated debentures issued under that junior debt indenture or all or less than all of the junior subordinated debentures of a series. Following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a junior subordinated debenture;

•	reduce any amounts due on a junior subordinated debenture;

•	reduce the amount of principal payable upon acceleration of the maturity of a junior subordinated debenture (including the amount payable on an original issue discount security) following a default;

•	change the currency of payment on a junior subordinated debenture;

•	impair a holder’s right to sue for payment;

•	reduce the percentage of holders of junior subordinated debentures whose consent is needed to modify or amend the junior debt indenture;

•	reduce the percentage of holders of junior subordinated debentures whose consent is needed to waive compliance with certain provisions of the junior debt indenture or to waive certain defaults;

•	modify any other aspect of the provisions dealing with modification and waiver of the junior debt indenture;

and provided that, in the case of junior subordinated debentures, so long as any of the applicable capital securities remain outstanding,

•	no modification may be made that adversely affects the holders of such capital securities in any material respect, and no termination of the junior debt indenture may occur, and no waiver of any event of default or compliance with any covenant under the junior debt indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation amount of all outstanding capital securities affected unless and until the principal of the junior subordinated debentures and all accrued and unpaid interest have been paid in full and certain other conditions have been satisfied; and

•	where a consent under the junior debt indenture would require the consent of each holder of junior subordinated debentures, no such consent will be given by the property trustee without the prior consent of each holder of capital securities.

      We may, with the indenture trustee’s consent, execute, without the consent of any holder of junior subordinated debentures or trust securities, any supplemental indenture for the purpose of creating any new series of junior subordinated debentures.

      Changes Requiring a Majority Vote. The second type of change to the junior debt indenture and the junior subordinated debentures is the kind that requires a vote in favor by holders of junior subordinated debentures owning a majority of the principal amount of the particular series affected or, if so provided and to the extent permitted by the Trust Indenture Act, of particular junior subordinated debentures affected thereby. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect in any material respect holders of the junior subordinated debentures. We may also obtain a waiver of a past default from the holders of junior subordinated debentures owning a majority of the principal amount of the particular series affected. However, we cannot obtain a waiver of a payment default or any other aspect of the junior debt indenture or the junior subordinated debentures listed in the first category described above under “—Changes Requiring Approval of All Holders” unless we obtain the individual consent of each holder to the waiver.

      Changes Not Requiring Approval. The third type of change does not require any vote by holders of junior subordinated debentures or trust securities. This type is limited to clarifications and certain other changes that would not adversely affect in any material respect holders of the junior subordinated debentures.

      We may also make changes or obtain waivers that do not adversely affect in any material respect a particular junior subordinated debenture, even if they affect other junior subordinated debentures. In those cases, we do not need to obtain the approval of the holder of that junior subordinated debenture; we need only obtain any required approvals from the holders of the affected junior subordinated debentures or trust securities.

      Modification of Subordination Provisions. We may not modify the subordination provisions of the junior debt indenture in a manner that would adversely affect in any material respect the outstanding junior subordinated debentures, without the consent of the holders of a majority in principal amount of the particular series affected or, if so provided and to the extent permitted by the Trust Indenture Act, of particular junior subordinated debentures affected thereby. Also, we may not modify the subordination provisions of any outstanding junior subordinated debentures without the consent of each holder of our senior indebtedness that would be adversely affected thereby. The term “senior indebtedness” is defined below under “Subordination Provisions”.

Subordination Provisions

      Holders of junior subordinated debentures should recognize that contractual provisions in the junior subordinated debenture may prohibit us from making payments on those debentures. Junior subordinated debentures are subordinate and junior in right of payment, to the extent and in the manner stated in the junior debt indenture, to all of our senior indebtedness, as defined in the junior debt indenture.

      The junior debt indenture defines “senior indebtedness” as all indebtedness and obligations of, or guaranteed or assumed by, us for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, whether existing now or in the future, and all amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations of that kind. Senior debt excludes the junior subordinated debentures and any other indebtedness or obligations that would otherwise constitute indebtedness if it is specifically designated as being subordinate, or not superior, in right of payment to the subordinated junior subordinated debentures.

      The junior debt indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, no payment or other distribution may be made with respect to any junior subordinated debentures in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets;

•	(a) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior indebtedness beyond any applicable grace period or (b) in the event that any event of default with respect to any senior indebtedness has occurred and is continuing, permitting the holders of that senior indebtedness (or a trustee) to accelerate the maturity of that senior indebtedness, whether or not the maturity is in fact accelerated (unless, in the case of (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b); or

•	in the event that any junior subordinated debentures have been declared due and payable before their stated maturity.

      If the indenture trustee under the junior debt indenture or any holders of the junior subordinated debentures receive any payment or distribution that is prohibited under the subordination provisions, then the indenture trustee or the holders will have to repay that money to the holders of the senior indebtedness.

      Even if the subordination provisions prevent us from making any payment when due on the junior subordinated debentures of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the indenture trustee under the junior subordinated debenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

      The junior debt indenture allows the holders of senior indebtedness to obtain a court order requiring us and any holder of junior subordinated debentures to comply with the subordination provisions.

Defeasance

      The following discussion of full defeasance and covenant defeasance will be applicable to each series of junior subordinated debentures that is denominated in U.S. dollars and has a fixed rate of interest and will apply to other series of junior subordinated debentures if we so specify in the prospectus supplement.

     Full Defeasance

      If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the junior subordinated debentures, called full defeasance, if we put in place the following other arrangements for holders to be repaid:

•	We must deposit in trust for the benefit of all holders of the junior subordinated debentures a combination of money and notes or bonds of the U.S. government or a U.S. government agency or U.S. government-sponsored entity (the obligations of which are backed by the full faith and credit of the U.S. government) that will generate enough cash to make interest, principal and any other payments on the junior subordinated debentures on their various due dates.

•	There must be a change in current U.S. federal tax law or an IRS ruling that lets us make the above deposit without causing the holders to be taxed on the junior subordinated debentures any differently than if we did not make the deposit and just repaid the junior subordinated debentures ourselves. Under current federal tax law, the deposit and our legal release from the obligations pursuant to the junior subordinated debentures would be treated as though we took back your junior subordinated debentures and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the junior subordinated debentures you give back to us.

•	We must deliver to the indenture trustee a legal opinion of our counsel confirming the tax law change described above.

•	No event or condition may exist that, under the provisions described above under “—Subordination Provisions” above, would prevent us from making payments of principal, premium or interest on those junior subordinated debentures on the date of the deposit referred to above or during the 90 days after that date.

      If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the junior subordinated debentures. You could not look to us for repayment in the unlikely event of any shortfall.

     Covenant Defeasance

      Under current U.S. federal tax law, we can make the same type of deposit as described above and we will be released from some of the restrictive covenants under the junior subordinated debentures that may be described in the prospectus supplement. This is called covenant defeasance. In that event, you would lose the protection of these covenants but would gain the protection of having money and U.S. government or U.S. government agency notes or bonds set aside in trust to repay the junior subordinated debentures. In order to achieve covenant defeasance, we must do the following:

•	We must deposit in trust for the benefit of all holders of the junior subordinated debentures a combination of money and notes or bonds of the U.S. government or a U.S. government agency or U.S. government-sponsored entity (the obligations of which are backed by the full faith and credit of the U.S. government) that will generate enough cash to make interest, principal and any other payments on the junior subordinated debentures on their various due dates.

•	We must deliver to the indenture trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing the holders to be taxed on the junior subordinated debentures any differently than if we did not make the deposit and just repaid the junior subordinated debentures ourselves.

      If we accomplish covenant defeasance, the following provisions of the junior debt indenture and the junior subordinated debentures would no longer apply:

•	Covenants applicable to the series of junior subordinated debentures and described in the prospectus supplement.

•	Events of default described in the prospectus supplement.

      If we accomplish covenant defeasance, you can still look to us for repayment of the junior subordinated debentures if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as a bankruptcy) and the junior subordinated debentures become immediately due and payable, there may be such a shortfall.

Events of Default

      Unless and until the junior subordinated debentures are distributed to the holders of the trust securities, the property trustee of an AIG Capital Trust has agreed, without the consent of the holders of a majority in liquidation amount of the capital securities, not to:

•	direct the time, method or place of conducting any proceeding for any remedy available to the indenture trustee;

•	waive any past default that may be waived under the junior debt indenture;

•	exercise any right to rescind or annul a declaration of acceleration of the principal amount of the junior subordinated debentures unless all defaults have been cured and a sum sufficient to pay all amounts then owing has been deposited with the indenture trustee; or

•	consent to any amendment, modification or termination of the junior debt indenture or junior subordinated debentures, where the consent is required.

For a discussion of the restrictions on the property trustee’s ability to exercise its rights, see “Description of Capital Securities the AIG Capital Trusts May Offer — Special Situations — Voting Rights; Amendment of the Trust Agreements — Details Concerning Voting and the Junior Subordinated Debentures.” As a result, the references to “holder” below should be understood to refer to “holders” of the capital securities.

      Holders will have special rights if an event of default occurs and is not cured, as described later in this subsection.

      What Is An Event of Default? The term “Event of Default” means any of the following:

•	We do not pay the principal of or any premium on a junior subordinated debenture within 5 days of its due date.

•	We do not pay interest on a junior subordinated debenture within 30 days of its due date.

•	We remain in breach of any other covenant or warranty of the junior debt indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the indenture trustee or holders of 25% of the principal amount of junior subordinated debentures of the affected series.

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur with respect to us.

•	Any other event of default described in the prospectus supplement occurs.

      Remedies If an Event of Default Occurs. If you are the holder of a junior subordinated debenture, all remedies available upon the occurrence of an event of default under the junior debt indenture will be subject to the restrictions on the junior subordinated debentures described above under “— Subordination Provisions.” If an event of default occurs, the indenture trustee will have special duties. In that situation, the indenture trustee will be obligated to use its rights and powers under the junior debt indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs. If an event of default has occurred and has not been cured, the indenture trustee or the holders of at least 25% in principal amount of the junior subordinated debentures of the affected series may declare the entire principal amount of all the junior subordinated debentures of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. In the case of junior subordinated debentures held by an AIG Capital Trust, should the indenture trustee or the property trustee fail to make this declaration, the holders of at least 25% in aggregate liquidation amount of the capital securities will have the right to make this declaration. The property trustee may annul the declaration and waive the default, provided all defaults have been cured and all payment obligations have been made current. In the case of junior subordinated debentures held by an AIG Capital Trust, should the property trustee fail to annul the declaration and waive the default, the holders of a majority in aggregate liquidation amount of the capital securities will have the right to do so. In the event of our bankruptcy, insolvency or reorganization, junior subordinated debentures holders’ claims would fall under the broad equity power of a federal bankruptcy court, and to that court’s determination of the nature of those holders’ rights.

      The holders of a majority in aggregate outstanding principal amount of each series of junior subordinated debentures affected may, on behalf of the holders of all the junior subordinated debentures of that series, waive any default, except a default in the payment of principal or interest, including any additional interest (unless the default has been cured and a sum sufficient to pay all matured installments of interest, including any additional interest, and principal due otherwise than by acceleration has been deposited with the indenture trustee) or a default with respect to a covenant or provision which under the junior debt indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture of that series. In the case of junior subordinated debentures held by an AIG Capital Trust, should the property trustee fail to waive the default, the holders of a majority in aggregate liquidation amount of the capital securities will have the right to do so.

      If an event of default with respect to the junior subordinated debentures owned by the AIG Capital Trust has occurred and is continuing as to a series of junior subordinated debentures, the property trustee will have the right to declare the principal of and the interest on the junior subordinated debentures, and any other amounts payable under the junior debt indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the junior subordinated debentures.

      Except in cases of default, where the indenture trustee has the special duties described above, the indenture trustee is not required to take any action under the junior debt indenture at the request of any holders unless the holders offer the indenture trustee reasonable protection from expenses and liability called an indemnity. If indemnity reasonably satisfactory to the trustee is provided, the holders of a majority in principal amount of the outstanding junior subordinated debentures of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the indenture trustee. These majority holders may also direct the indenture trustee in performing any other action under the junior debt indenture with respect to the junior subordinated debentures of that series.

      Before you bypass the indenture trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the junior subordinated debentures the following must occur:

•	The holder of the junior subordinated debenture must give the indenture trustee written notice that an event of default has occurred and remains uncured;

•	The holders of 25% in principal amount of all junior subordinated debentures of the relevant series must make a written request that the indenture trustee take action because of the default, and they must offer reasonable indemnity to the indenture trustee against the cost, expenses and liabilities of taking that action; and

•	The indenture trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

      We will give to the indenture trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the junior subordinated debentures issued under it, or else specifying any default.

Enforcement of Certain Rights by Holders of Capital Securities

      If an event of default with respect to the junior subordinated debentures owned by the AIG Capital Trust has occurred and is continuing and the event is attributable to our failure to pay interest or principal on the junior subordinated debentures on the date the interest or principal is due and payable, a holder of the applicable capital securities may institute a legal proceeding directly against us for enforcement of payment to that holder of the principal of or interest, including any additional interest, on junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the capital securities of that holder called a “direct action.” We may not amend the junior debt indenture to remove this right to bring a direct action without the prior written consent of the holders of all of the capital securities outstanding. We will have the right under the junior debt indenture to set-off any payment made to the holder of the capital securities by us in connection with a direct action.

      The holders of capital securities will not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the junior subordinated debentures unless there has occurred an event of default under the trust agreement. See “Description of Capital Securities the AIG Capital Trusts May Offer — Events of Default.”

Conversion or Exchange

      If indicated in your prospectus supplement, a series of junior subordinated debentures may be convertible or exchangeable into junior subordinated debentures of another series or into capital securities of another series. The specific terms on which series may be converted or exchanged will be described in the applicable prospectus supplement. These terms may include provisions for conversion or exchange, whether mandatory, at the holder’s option, or at our option, in which case the number of shares of capital securities or other securities the junior subordinated debenture holder would receive would be calculated at the time and manner described in the applicable prospectus supplement.

Agreements Contained in the Junior Debt Indenture

      We have agreed in the junior debt indenture, as to each series of junior subordinated debentures held by an AIG Capital Trust, that if and so long as:

•	the AIG Capital Trust of the series of trust securities is the holder of all the junior subordinated debentures;

•	a tax event with respect to such AIG Capital Trust has occurred and is continuing; and

•	we elect, and do not revoke that election, to pay additional sums with respect to the trust securities,

we will pay to the AIG Capital Trust these additional sums, which are described under “Description of Capital Securities the AIG Capital Trusts May Offer — Rights of Holders of Capital Securities — Redemption or Exchange.” We also have agreed, as to each series of such junior subordinated debentures:

•	to maintain directly or indirectly 100% ownership of the trust securities of the AIG Capital Trust to which the junior subordinated debentures have been issued, provided that certain successors which are permitted under the junior debt indenture may succeed to our ownership of the trust securities; or

•	not to voluntarily terminate, wind-up or liquidate any AIG Capital Trust, except:

—	in connection with a distribution of junior subordinated debentures to the holders of the capital securities in exchange for their capital securities upon liquidation of the AIG Capital Trust;

—	in connection with certain mergers, consolidations or amalgamations permitted by the applicable trust agreement; and

—	to use reasonable efforts, consistent with the terms and provisions of the applicable trust agreement, to cause the AIG Capital Trust to be classified as a grantor trust and not as an association taxable as a corporation for U.S. federal income tax purposes.

Our Relationship with the Indenture Trustee

      Please see “Description of Capital Securities the AIG Capital Trusts May Offer — Trustees and Administrators of the AIG Capital Trusts — Our Relationship with the Property Trustee” above for more information about our relationship with The Bank of New York.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

      In this section, we describe special considerations that will apply to capital securities issued in global — i.e., book-entry — form. First we describe the difference between legal ownership and indirect ownership of capital securities. Then we describe special provisions that apply to capital securities.

      If the junior subordinated debentures are distributed to holders of capital securities, we anticipate that they would be issued in global form as well and the following discussion will apply to the junior subordinated debentures. Until such a distribution, an AIG Capital Trust will be the sole holder and beneficial owner of the junior subordinated debentures and the property trustee may exercise all rights with respect to the junior subordinated debentures and the junior debt indenture, except as described under “Description of Capital Securities the AIG Capital Trusts May Offer — Special Situations — Voting Rights; Amendment of the Trust Agreements — Details Concerning Voting and the Junior Subordinated Debentures.”

Who is the Legal Owner of a Registered Security?

      Each capital security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing such capital securities. We refer to those who have securities registered in their own names, on the books that we or the property trustee maintain for this purpose, as the “holders” of those capital securities. These persons are the legal holders of the capital securities. We refer to those who, indirectly through others, own beneficial interests in capital securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in capital securities issued in book-entry form or in street name will be indirect owners.

Book-Entry Owners

      Unless otherwise noted in your prospectus supplement, we will issue each capital security in book-entry form only. This means capital securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the capital securities on behalf of themselves or their customers.

      Under the trust agreement, only the person in whose name a capital security is registered is recognized as the holder of that capital security. Consequently, for capital securities issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the securities, including deliveries of any property other than cash, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the capital securities.

      As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the capital securities are issued in global form, investors will be indirect owners, and not holders, of the capital securities.

Street Name Owners

      We may terminate an existing global security or issue capital securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

      For capital securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the capital securities are registered as the holders of those securities and we will make all payments on those securities, including deliveries of any property, to them.

These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold capital securities in street name will be indirect owners, not holders, of those securities.

Legal Holders

      Our obligations, as well as the obligations of the property trustee under the trust agreement and the obligations, if any, of any third parties employed by us or any agents of theirs, run only to the holders of the capital securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a capital security or has no choice because we are issuing the capital securities only in global form.

      For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose — for example, to amend the trust agreement or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the junior debt indenture — we would seek the approval only from the holders, and not the indirect owners, of the relevant capital securities. Whether and how the holders contact the indirect owners is up to the holders.

      When we refer to “you” in this prospectus, we mean all purchasers of the capital securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities. When we refer to “your capital securities” in this prospectus, we mean the capital securities in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners

      If you hold capital securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles capital securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	how it would exercise rights under the capital securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the capital securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What is a Global Security?

      Unless otherwise noted in your prospectus supplement, we will issue each capital security in book-entry form only. Each capital security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any security for this purpose is called the “depositary” for that security. A security will usually have only one depositary but it may have more. Each series of capital securities will have one or more of the following as the depositaries:

•	The Depository Trust Company, New York, New York, which is known as “DTC;”

•	Euroclear System, which is known as “Euroclear;”

•	Clearstream Banking, societe anonyme, Luxembourg, which is known as “Clearstream;” and

•	any other clearing system or financial institution named in the prospectus supplement.

      The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your capital securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

      A global security may represent one or any other number of individual capital securities. All capital securities represented by the same global security will have the same terms.

      A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “— Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all capital securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose capital security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

      If the capital securities are issued in global form only, then the capital securities will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “— Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated.” If termination occurs, we may issue the capital securities through another book-entry clearing system or decide that the capital securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

      As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s bank, broker, financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of capital securities and instead deal only with the depositary that holds the global security.

      If capital securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the capital securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the capital securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank, broker or other financial institutions for payments on the capital securities and protection of his or her legal rights relating to the capital securities, as we describe above under “— Who is the Legal Owner of a Registered Security?”;

•	An investor may not be able to sell interests in the capital securities to some insurance companies and other institutions that are required by law to own their capital securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the capital securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We also do not supervise the depositary in any way;

•	The depositary may require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your bank, broker or other financial institutions may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the capital securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, may require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated

      If we issue capital securities in book-entry form but we choose to give the beneficial owners the right to obtain non-global securities, any beneficial owner entitled to obtain non-global capital securities may do so by following the applicable procedures of the depositary, the property trustee and that owner’s bank, broker or other financial institutions through which that owner holds its beneficial interest in the capital securities. If you are entitled to request a non-global certificate and wish to do so, you will need to allow sufficient lead time to enable us or our agent to prepare the requested certificate.

      In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the capital securities it represented. After that exchange, the choice of whether to hold the capital securities directly or in street name will be up to the investor. Investors must consult their own banks, brokers or other financial institutions, to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “— Who is the Legal Owner of a Registered Security?”

      The special situations for termination of a global security are as follows:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days;

•	if we notify the applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to the capital securities and has not been cured or waived.

      If a global security is terminated, only the depositary, and not us, is responsible for deciding the names of the institutions in whose names the capital securities represented by the global security will be registered and, therefore, who will be the holders of those capital securities.

Considerations Relating to DTC

      DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. DTC is owned by a number of its DTC direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

      Purchases of capital securities within the DTC system must be made by or through DTC participants, which will receive a credit for the capital securities on DTC’s records. The ownership interest of each actual purchaser of each capital security is in turn to be recorded on the direct and indirect participants’ records, including Euroclear and Clearstream. Transfers of ownership interests in the capital securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

      Redemption notices will be sent to DTC’s nominee, Cede & Co., as the registered holder of the capital securities. If less than all of the capital securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

      In instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the capital securities. Under its usual procedures, DTC would mail an omnibus proxy to the property trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such capital securities are credited on the record date (identified in a listing attached to the omnibus proxy).

      Distribution payments on the capital securities will be made by the property trustee to DTC. DTC’s usual practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participants and not of DTC, the property trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the property trustee, and disbursements of such payments to the beneficial owners are the responsibility of direct and indirect participants.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. We do not have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

Considerations Relating to Euroclear and Clearstream

      Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

      Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

      As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the U.S., you will not be able to hold interests in that global security through any securities clearance system in the U.S.

      Payments, deliveries, transfers, exchanges, notices and other matters relating to the capital securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

     Special Timing Considerations Relating to Transactions in Euroclear and Clearstream

      Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any capital securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other financial institutions are open for business in the U.S.

      In addition, because of time-zone differences, U.S. investors who hold their interests in the capital securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

DESCRIPTION OF THE SUBORDINATED GUARANTEES

      AIG will execute and deliver a subordinated guarantee concurrently with the issuance by each AIG Capital Trust of its capital securities for the benefit of the holders from time to time of those capital securities. The Bank of New York will act as the guarantee trustee under each subordinated guarantee for the purposes of compliance with the Trust Indenture Act and each subordinated guarantee will be qualified as an indenture under the Trust Indenture Act. The guarantee trustee will hold the subordinated guarantee for the benefit of the holders of the applicable AIG Capital Trust’s capital securities.

      Because this section is only a summary, it does not describe every aspect of the subordinated guarantees. This summary is subject to and qualified in its entirety by reference to all the provisions of each subordinated guarantee, including the definitions of terms, and those provisions made part of each subordinated guarantee by the Trust Indenture Act. A form of subordinated guarantee is filed as an exhibit to the registration statement that includes this prospectus. A copy of the form of the subordinated guarantee is available upon request from the guarantee trustee. If indicated in your prospectus supplement, the terms of a particular subordinated guarantee may differ from the terms discussed below.

General

      AIG will unconditionally agree to pay in full on a subordinated basis the guarantee payments to the holders of the capital securities covered by the subordinated guarantee, as and when due.

      The following payments constitute guarantee payments with respect to capital securities that, to the extent not paid by or on behalf of the AIG Capital Trust, will be subject to the applicable subordinated guarantee:

•	any accumulated and unpaid distributions required to be paid on the applicable capital securities, to the extent that the AIG Capital Trust has funds on hand available for that purpose at that time;

•	the applicable redemption price with respect to any capital securities called for redemption, which will include all accumulated and unpaid distributions to the date of redemption, to the extent that the AIG Capital Trust has funds on hand available for that purpose at that time; and

•	upon a voluntary or involuntary dissolution, winding-up or liquidation of an AIG Capital Trust, unless the junior subordinated debentures owned by the AIG Capital Trust are distributed to holders of the capital securities in accordance with the terms of the trust agreement, the lesser of:

—	the aggregate of the liquidation amount and all accumulated and unpaid distributions to the date of payment, to the extent that the AIG Capital Trust has funds available, and

—	the amount of assets of the AIG Capital Trust remaining available for distribution to holders of capital securities on liquidation of the AIG Capital Trust.

      Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the capital securities or by causing the AIG Capital Trust to pay those amounts to the holders.

      AIG may assert as a defense with respect to its obligations under the subordinated guarantee any defense that is available to an AIG Capital Trust.

      Each subordinated guarantee will be a guarantee of the AIG Capital Trust’s payment obligations described above under the capital securities covered by the subordinated guarantee, but will apply only to the extent that the AIG Capital Trust has funds sufficient to make such payments, and is not a guarantee of collection. See “ —Additional Information Relating to the Subordinated Guarantees — Status of the Subordinated Guarantees.”

      If we do not make payments on the junior subordinated debentures owned by an AIG Capital Trust, the AIG Capital Trust will not be able to pay any amounts payable with respect to its capital securities and will not have funds legally available for that purpose. In that event, holders of the capital securities would not be able to rely upon the subordinated guarantee for payment of those amounts. Each subordinated guarantee will have the same ranking as the junior subordinated debentures owned by the AIG Capital Trust that issues the capital securities covered by the subordinated guarantee. See “— Additional Information Relating to the Subordinated Guarantees — Status of the Subordinated Guarantees.” No subordinated guarantee will limit the incurrence or issuance of other secured or unsecured debt of AIG.

      We have, through the applicable subordinated guarantee, the trust agreement, the junior subordinated debentures, the junior debt indenture and the expense agreement, taken together, fully and unconditionally guaranteed all of the applicable AIG Capital Trust’s obligations under the capital securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a full and unconditional subordinated guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional subordinated guarantee of an AIG Capital Trust’s obligations under its capital securities.

Additional Information Relating to the Subordinated Guarantees

Status of the Subordinated Guarantees

      Each subordinated guarantee will constitute an unsecured obligation of AIG and will rank equal to the junior subordinated debentures owned by the AIG Capital Trust that issues the capital securities covered by the subordinated guarantee. See “Description of Junior Subordinated Debentures — Subordination Provisions” for a description of this subordination.

      Each subordinated guarantee will constitute a guarantee of payment and not of collection. Any holder of capital securities covered by the subordinated guarantee may institute a legal proceeding directly against us to enforce its rights under the subordinated guarantee without first instituting a legal proceeding against any other person or entity. Each subordinated guarantee will be held by the guarantee trustee for the benefit of the holders of the applicable capital securities. Each subordinated guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by or on behalf of the AIG Capital Trust or, if applicable, distribution to the holders of the capital securities of the junior subordinated debentures owned by the AIG Capital Trust.

Amendments and Assignment

      Except with respect to any changes that do not materially adversely affect in any material respect the rights of holders of the capital securities issued by the AIG Capital Trust, in which case no approval will be required, the subordinated guarantee that covers the capital securities may not be amended without the prior approval of the holders of at least a majority of the aggregate liquidation amount of the outstanding capital securities covered by the subordinated guarantee. The manner of obtaining any such approval is as set forth under “Description of Capital Securities the AIG Capital Trusts May Offer — Special Situations — Voting Rights; Amendment of the Trust Agreements.” All subordinated guarantees and agreements contained in each subordinated guarantee will bind the successors, assigns, receivers, trustees and representatives of AIG and will inure to the benefit of the holders of the then outstanding capital securities covered by the subordinated guarantee.

Events of Default

      An event of default under a subordinated guarantee will occur upon the failure of AIG to perform any of its payment obligations for five days under that subordinated guarantee, or to perform any non-payment obligation if the non-payment default remains unremedied for 30 days following notice to AIG by the guarantee trustee or to AIG and the guarantee trustee by the holders of at least 25% in liquidation amount of outstanding capital securities specifying such default and requiring it to be remedied. If an event of default under a subordinated guarantee occurs and is continuing, the guarantee trustee will enforce the subordinated guarantee for the benefit of the holders of capital securities covered by the subordinated guarantee. The holders of a majority in aggregate liquidation amount of the outstanding capital securities covered by the subordinated guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee with respect to the subordinated guarantee or to direct the exercise of any right or power conferred upon the guarantee trustee under the subordinated guarantee.

      The holders of at least a majority in aggregate liquidation amount of the capital securities have the right, by vote, to waive any past events of default and its consequences under each subordinated guarantee, except a default in the payment of the Guarantor’s obligations to make guarantee payments. If such a waiver occurs, any event of default will cease to exist and be deemed to have been cured under the terms of the subordinated guarantee.

      Any holder of capital securities covered by the subordinated guarantee may institute a legal proceeding directly against AIG to enforce its rights under the subordinated guarantee without first instituting a legal proceeding against the AIG Capital Trust, the guarantee trustee or any other person or entity.

      We, as guarantor, are required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants under the subordinated guarantee.

Information Concerning the Guarantee Trustee

      The guarantee trustee, other than during the occurrence and continuance of an event of default under the subordinated guarantee, undertakes to perform only those duties as are specifically set forth in the subordinated guarantee and, after the occurrence of an event of default with respect to the subordinated guarantee that has not been cured or waived, must exercise the rights and powers vested in it by the subordinated guarantee using the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the rights or powers vested in it by the subordinated guarantee at the request of any holder of the capital securities covered by the subordinated guarantee unless it is offered reasonable indemnity, including reasonable advances requested by it, against the costs, expenses and liabilities that might be incurred in complying with the request or direction.

Termination of the Subordinated Guarantee

      Each subordinated guarantee will terminate and be of no further effect upon:

•	full payment of the redemption price of all of the capital securities covered by the subordinated guarantee;

•	full payment of the amounts payable with respect to the capital securities upon liquidation of the AIG Capital Trust; or

•	distribution of the junior subordinated debentures owned by the AIG Capital Trust to the holders of all the capital securities covered by the subordinated guarantee.

      Each subordinated guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the capital securities covered by the subordinated guarantee must repay any sums with respect to the capital securities or the subordinated guarantee.

Governing Law

      Each subordinated guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

The Expense Agreement

      Pursuant to the expense agreement that will be entered into by us under each trust agreement, we will unconditionally guarantee on a subordinated basis to each person or entity to whom an AIG Capital Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of such AIG Capital Trust, other than obligations of such AIG Capital Trust to pay to the holders of any capital securities or other similar interests in such AIG Capital Trust of the amounts owed to holders pursuant to the terms of the capital securities or other similar interests, as the case may be. The expense agreement will be enforceable by third parties.

Our Relationship with the Guarantee Trustee

      See “Description of Capital Securities the AIG Capital Trusts May Offer — Trustees and Administrators of the AIG Capital Trusts — Our Relationship with the Property Trustee” above for more information about our relationship with The Bank of New York.

RELATIONSHIP AMONG THE CAPITAL SECURITIES

AND THE RELATED INSTRUMENTS

      Because this section is only a summary, the following description of the relationship among the capital securities, the junior subordinated debentures, the expense agreement and the subordinated guarantee is not complete and is subject to, and is qualified in its entirety by reference to, each trust agreement, the junior debt indenture and the form of subordinated guarantee, each of which is or will be incorporated as an exhibit to our registration statement, and the Trust Indenture Act.

     Full and Unconditional Guarantee

      Payments of distributions and other amounts due on the capital securities, to the extent the applicable AIG Capital Trust has funds available for the payment of such distributions, are guaranteed by us on a subordinated basis as described under “Description of the Subordinated Guarantees.” Taken together, our obligations under the junior subordinated debentures, the junior debt indenture, the trust agreement, the expense agreement, and the subordinated guarantee provide, in the aggregate, a full and unconditional subordinated guarantee of payments of distributions and other amounts due on the applicable capital securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such subordinated guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional subordinated guarantee of the AIG Capital Trust’s obligations under the capital securities. If and to the extent that we do not make payments on the junior subordinated debentures, the AIG Capital Trust will not pay distributions or other amounts due on its capital securities. The subordinated guarantee does not cover payment of distributions when the AIG Capital Trust does not have sufficient funds to pay such distributions. In such an event, the remedy of a holder of any capital securities is to institute a legal proceeding directly against us pursuant to the terms of the junior debt indenture for enforcement of payment of amounts of such distributions to such holder. Our obligations under each guarantee are subordinate and junior in right of payment to all of our senior debt to the same extent as the junior subordinated debentures.

     Sufficiency of Payments

      As long as payments of interest and other payments are made when due on the junior subordinated debentures, such payments will be sufficient to cover distributions and other payments due on the capital securities, primarily because:

•	the aggregate principal amount of the junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the capital securities and the common securities;

•	the interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate and distribution and other payment dates for the capital securities;

•	we will pay, under the expense agreement, for all and any costs, expenses and liabilities of an AIG Capital Trust except the AIG Capital Trust’s obligations to holders of its capital securities under the capital securities; and

•	the trust agreement provides that an AIG Capital Trust will not engage in any activity that is inconsistent with the limited purposes of such AIG Capital Trust.

      We have the right to set-off any payment we are otherwise required to make under the junior debt indenture with a payment we make under the subordinated guarantee.

     Enforcement Rights of Holders of Capital Securities

      A holder of any capital security may, to the extent permissible under applicable law, institute a legal proceeding directly against us to enforce its rights under the applicable subordinated guarantee without first instituting a legal proceeding against the guarantee trustee, the AIG Capital Trust or any other person or entity.

      In the event of payment defaults under, or acceleration of, our senior debt, the subordination provisions of the junior debt indenture will provide that no payments may be made with respect to the junior subordinated debentures until the senior debt has been paid in full or any payment default has been cured or waived. Failure to make required payments on the junior subordinated debentures would constitute an event of default under the junior debt indenture.

     Limited Purpose of AIG Capital Trusts

      Each AIG Capital Trust’s capital securities evidence a preferred and undivided beneficial interest in the AIG Capital Trust, and each AIG Capital Trust exists for the sole purpose of issuing its capital securities and common securities and investing the proceeds thereof in junior subordinated debentures and engaging in only those other activities necessary or incidental thereto. A principal difference between the rights of a holder of a capital security and a holder of a junior subordinated debenture is that a holder of a junior subordinated debenture is entitled to receive from us the principal amount of and interest accrued on junior subordinated debentures held, while a holder of capital securities is entitled to receive distributions from an AIG Capital Trust, or from us under the applicable subordinated guarantee, if and to the extent such AIG Capital Trust has funds available for the payment of such distributions.

     Rights Upon Termination

      Upon any voluntary or involuntary termination, winding-up or liquidation of an AIG Capital Trust involving our liquidation, the holders of the capital securities will be entitled to receive, out of the assets held by such AIG Capital Trust, the liquidation distribution. Upon any voluntary or involuntary liquidation or bankruptcy of ours, the property trustee, as holder of the junior subordinated debentures, would be a subordinated creditor of ours, subordinated in right of payment to all senior debt as set forth in the junior debt indenture, but entitled to receive payment in full of principal and interest, before any stockholders of ours receive payments or distributions. Since we are the guarantor under each subordinated guarantee and have agreed, under the expense agreement, to pay for all costs, expenses and liabilities of an AIG Capital Trust, other than the AIG Capital Trust’s obligations to the holders of its capital securities, the positions of a holder of such capital securities and a holder of such junior subordinated debentures relative to other creditors and to our stockholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

ERISA CONSIDERATIONS

      Each fiduciary of any of the following, which we collectively refer to as “Plans”:

•	an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”),

•	a plan described in Section 4975(e)(1) of the Internal Revenue Code (the “Code”) (including an individual retirement account and a Keogh plan) or a plan subject to one or more provisions under other applicable federal, state, local, non-U.S. or other laws or regulations that contain one or more provisions that are similar to the provisions of Title I of ERISA or Section 4975 of the Code (“Similar Laws”), and

•	any entity whose underlying assets include “plan assets” by reason of any such plan’s investment in that entity or otherwise,

should consider the fiduciary standards and the prohibited transaction provisions of ERISA, applicable Similar Laws and Section 4975 of the Code in the context of the Plan’s particular circumstances before authorizing an investment in the capital securities. Among other factors, the fiduciary should consider whether the investment would satisfy the applicable prudence and diversification requirements of ERISA or any Similar Law and would be consistent with the documents and instruments governing the Plan.

      Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to Title I of ERISA or Section 4975 of the Code (each, an “ERISA Plan”) from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code

(collectively, “Parties in Interest”). A violation of these “prohibited transaction” rules may result in an excise tax, penalty or other liability under ERISA and/or Section 4975 of the Code, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA, are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws.

      Under a regulation issued by the U.S. Department of Labor (the “DOL”), which we refer to as the “Plan Assets Regulation” the assets of an AIG Capital Trust would be deemed to be “plan assets” of an ERISA Plan for purposes of ERISA and Section 4975 of the Code if “plan assets” of the ERISA Plan were used to acquire an equity interest in the AIG Capital Trust and no exception were applicable under the Plan Assets Regulation. The Plan Assets Regulation defines an “equity interest” as any interest in an entity, other than an instrument that is treated as indebtedness under applicable local law and has no substantial equity features.

      Under exceptions contained in the Plan Assets Regulation, the assets of an AIG Capital Trust would not be deemed to be “plan assets” of investing ERISA Plans if:

•	immediately after the most recent acquisition of an equity interest in the AIG Capital Trust, less than 25% of the value of each class of equity interests in the trust were held by “Benefit Plan Investors”, which we define as Plans and other employee benefit plans whether or not subject to ERISA, Section 4975 of the Code or Similar Laws (including governmental, church and foreign plans) and entities whose underlying assets are deemed to include “plan assets” under the Plan Assets Regulation or otherwise; or

•	the capital securities were “publicly-offered securities” for purposes of the Plan Assets Regulation. “Publicly-offered securities” are securities which are widely held, freely transferable, and either (i) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act or (ii) sold as part of an offering pursuant to an effective registration statement under the Securities Act and then timely registered under the Exchange Act.

      No assurance can be given that Benefit Plan Investors will hold less than 25% of the total value of the capital securities of an AIG Capital Trust at the completion of the initial offering or thereafter, and we do not intend to monitor or take any other measures to assure satisfaction of the conditions to this exception. It is currently anticipated that the capital securities will be offered in a manner consistent with the requirements of the publicly-offered securities exception described above and therefore an AIG Capital Trust should qualify for the exception so that the assets of the AIG Capital Trust should not be “plan assets” of any ERISA Plan investing in the capital securities. However, no assurance can be given that the capital securities would be considered to be publicly-offered securities under the Plan Assets Regulation.

      Certain transactions involving an AIG Capital Trust could be deemed to constitute direct or indirect prohibited transactions under ERISA and/or Section 4975 of the Code with respect to an ERISA Plan if the capital securities (or junior subordinated debt securities) were acquired with “plan assets” of the ERISA Plan or the assets of the AIG Capital Trust were deemed to be “plan assets” of ERISA Plans investing in the trust. For example, if we were a Party in Interest with respect to an ERISA Plan, either directly or by reason of our ownership of subsidiaries, extensions of credit between us and an AIG Capital Trust (or the ERISA Plan), including the junior subordinated debt securities and the guarantees, could be prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code, unless exemptive relief were available under an applicable administrative exemption.

      The DOL has issued prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions that may arise from the purchase or holding of the capital securities. Those class exemptions include:

•	PTCE 96-23 (for certain transactions determined by in-house asset managers);

•	PTCE 95-60 (for certain transactions involving insurance company general accounts);

•	PTCE 91-38 (for certain transactions involving bank collective investment funds);

•	PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts); and

•	PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).

      Such class exemptions may not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with an ERISA Plan’s investment in the capital securities. Because of the possibility that direct or indirect prohibited transactions could occur as a result of the purchase, holding or disposition of the capital securities (or the junior subordinated debt securities) the capital securities may not be purchased or held by any ERISA Plan or any person investing “plan assets” of any ERISA Plan, unless the purchase and holding is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption.

      By directly or indirectly purchasing or holding capital securities or any interest in them you will be deemed to have represented that either:

•	you are not a Plan and are not purchasing the capital securities on behalf of or with “plan assets” of any Plan; or

•	your purchase, holding and disposition of capital securities (or junior subordinated debt securities) will not violate any applicable Similar Laws and will not result in a non-exempt prohibited transaction under ERISA or the Code by reason of PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption.

      Due to the complexity of the above rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the capital securities on behalf of or with “plan assets” of any ERISA Plan consult with their counsel regarding the potential consequences of its purchase, holding and disposition of the capital securities and regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or any other applicable exemption. In addition, fiduciaries of Plans not subject to Title I of ERISA or Section 4975 of the Code, in consultation with their advisors, should consider the impact of their respective applicable Similar Laws on their investment in capital securities, and the considerations discussed above, to the extent applicable.

PLAN OF DISTRIBUTION

Initial Offering and Sale of Capital Securities

      AIG Capital Trust may sell capital securities:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through dealers or agents; and

•	to investors directly in negotiated sales or in competitively bid transactions.

      Any underwriter or agent involved in the offer and sale of the capital securities will be named in the prospectus supplement. One or more of our subsidiaries may act as an underwriter or agent.

      The prospectus supplement will describe:

•	the terms of the offering, including the name of the agent or the name or names of any underwriters;

•	the public offering or purchase price;

•	any discounts and commissions to be allowed or paid to the agent or underwriters and all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or paid to dealers; and

•	other specific terms of the particular offering or sale.

      Only the agents or underwriters named in a prospectus supplement are agents or underwriters in connection with the capital securities being offered by that prospectus supplement.

      Underwriters, agents and dealers may be entitled, under agreements with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933.

      Underwriters to whom capital securities are sold by us for public offering and sale are obliged to purchase all of those securities if any are purchased. This obligation is subject to certain conditions and may be modified in the prospectus supplement.

      To the extent required, offerings of capital securities will be conducted in compliance with Rule 2810 of NASD’s Conduct Rules. In compliance with guidelines of the NASD, the maximum commission or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate liquidation amount of capital securities offered pursuant to this prospectus. We anticipate, however, that the maximum commission or discount to be received in any particular offering of capital securities will be significantly less than this amount.

      Underwriters, dealers or agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

VALIDITY OF THE SECURITIES

      Unless we state otherwise in any prospectus supplement, the validity of the capital securities will be passed upon for the AIG Capital Trusts by Richards, Layton & Finger, P.A. The validity of the junior subordinated debentures and the subordinated guarantees will be passed upon for AIG by Sullivan & Cromwell LLP or by Kathleen E. Shannon, Esq., Senior Vice President, Secretary and Deputy General Counsel of AIG and for any underwriters or agents by counsel named in your prospectus supplement. Partners of Sullivan & Cromwell LLP involved in the representation of AIG beneficially own approximately 11,360 shares of AIG common stock. Ms. Shannon is regularly employed by AIG, participates in various AIG employee benefit plans under which she may receive shares of AIG common stock and currently beneficially owns less than 1% of the outstanding shares of AIG common stock.

EXPERTS

      The consolidated financial statements, the financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2005 have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      AIG is required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). These reports, proxy statements and other information can be inspected and copied at:

SEC Public Reference Room
100 F Street, N.E., Room 1580
Washington, D.C. 20549

      Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. AIG’s filings are also available to the public through:

•	The SEC web site at http://www.sec.gov

•	The New York Stock Exchange, 20 Broad Street, New York, New York 10005

      AIG’s common stock is listed on the NYSE and trades under the symbol “AIG”.

      AIG has filed with the SEC a registration statement on Form S-3 relating to the securities. This prospectus is part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, please be aware that the reference is not necessarily complete and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C. as well as through the SEC’s internet site noted above.

      The SEC allows AIG to “incorporate by reference” the information AIG files with the SEC, which means that AIG can disclose important information to you by referring to those documents, and later information that AIG files with the SEC will automatically update and supersede that information as well as the information included in this prospectus. AIG incorporates by reference the documents below, any filings that we make after the date of the initial filing of this registration statement (or post-effective amendment) and prior to the effectiveness of this registration statement (or post-effective amendment) and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all the securities are sold. This prospectus is part of a registration statement AIG filed with the SEC.

(1)	Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005.

(2)	Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

(3)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006.

(4)	Quarterly Reports on Form 10-Q/A for the quarterly periods ended June 30, 2005 and March 31, 2005.

(5)	Current Reports on Form 8-K, filed on May 22, 2006, February 13, 2006, February 9, 2006, January 19, 2006, January 13, 2006 and January 9, 2006.

(6)	Current Report on Form 8-K/A, filed on June 19, 2006.

(7)	Proxy Statement, dated April 5, 2006.

      AIG will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from AIG’s Director of Investor Relations, 70 Pine Street, New York, New York 10270, telephone 212-770-6293, or you may obtain them from AIG’s corporate website at www.aigcorporate.com. Except for the documents specifically incorporated by reference into this prospectus, information contained on AIG’s website or that can be accessed through its website does not constitute a part of this prospectus. AIG has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.

CAUTIONARY STATEMENT REGARDING PROJECTIONS AND OTHER INFORMATION ABOUT FUTURE EVENTS

      This prospectus and the documents incorporated herein by reference, as well as other publicly available documents, may include, and AIG’s officers and representatives may from time to time make, projections concerning financial information and statements concerning future economic performance and events, plans and objectives relating to management, operations, products and services, and assumptions underlying these projections and statements. These projections and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections and statements may address, among other things, the status and potential future outcome of the current regulatory and civil proceedings against AIG and their potential effect on AIG’s businesses, financial position, results of operations, cash flows and liquidity, the effect of the credit rating downgrades on AIG’s businesses and competitive position, the unwinding and resolving of various relationships between AIG and C.V. Starr & Co., Inc. and Starr International Company, Inc. and AIG’s strategy for growth, product development, market position, financial results and reserves. It is possible that AIG’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these projections and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections and statements are discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations in Item 7, Part II, of AIG’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005 and Risk Factors in Item 1A, Part I of AIG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006. AIG is not under any obligation (and expressly disclaims any such obligations) to update or alter any projection or other statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

$25,139,770,000

American International Group, Inc.